Exhibit 10.2

THE MARKED PORTIONS OF THIS AMENDMENT HAVE BEEN OMITTED
AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO
A REQUEST FOR CONFIDENTIAL TREATMENT

Interactive Television System Agreement

This Interactive Television System Agreement (this “Agreement”) is made as of the 21st day of October, 2002 (the “Effective Date”) by and between Allin Interactive Corporation (“Allin”), a Pennsylvania corporation with its principal business address located at 400 Greentree Commons, 381 Mansfield Avenue, Pittsburgh, PA 15220 and Costa Crociere S.p.A. (“Costa”), an Italian corporation with its principal business address located at Via XII, Ottobre 2, 16121, Genoa, Italy.

Recitals

WHEREAS, Allin is in the business of, among other things, designing, developing, licensing and supporting computer software products and providing custom software development, system planning and migration, training and other consulting services; and

WHEREAS, Carnival Corporation (“CC”) has engaged Allin to design, develop and install an interactive television system on certain cruise vessels that are owned and operated by CC, its subsidiaries or affiliates, which includes, without limitation, Costa. The design, development and installation of the System (as defined below) shall be collectively referred to as the “Project”; and

WHEREAS, Allin and Costa desire to enter into this Agreement to set forth the terms and conditions which will govern the relationship between the parties in connection with the delivery, installation and maintenance of the System.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual premises and obligations set forth herein, Allin and Costa agree as follows:

1.	Definitions.

In addition to the initially capitalized terms elsewhere defined in this Agreement, the following initially capitalized terms shall have the meanings as set forth in this Section 1:

1.1	Acceptance means acceptance of the System pursuant to Section 4.2, 4.3(1), 4.3(2) or 4.3(3).

1.2    Acceptance Criteria means the criteria mutually agreed upon by the parties pursuant to which performance of the System will be measured.

1.3    Acceptance Date means the date upon which acceptance of the System occurs in accordance with Section 4.2 herein.

1.4    Agreement means this Agreement and the exhibits hereto, as amended from time to time by mutual written agreement of the parties.

1.5    Application Software means the computer application software that Allin will develop for CC pursuant to the Software Development Agreement (as defined below). The terms “Application” and “Application Documentation” shall have the same meanings herein as such terms are defined in the Software Development Agreement.

1.6    Costa Environment means and includes the hardware, software and communications components, systems and other requirements required for installation of the System on Costa’s cruise vessels as set forth and described on Schedule 1.6, as the same may from time to time hereafter be amended by the mutual agreement of Costa and Allin.

1.7    Custom Programming means specific or customized programming, interfaces and file conversions for the Application portion of the System that Allin provides for Costa at the request of Costa, pursuant to Section 6 herein. The Custom Programming that Costa currently envisions to be necessary is set forth and described on Schedule 1.7. Allin shall provide the Custom Programming described on Schedule 1.7 as Allin’s responsibility at no additional charge to Costa. Any Custom Programming requested by Costa and not identified in Schedule 1.7 as Allin’s responsibility will be handled pursuant to Section 6 herein. In addition to the object code and source code provided with any Custom Programming, such Custom Programming will include all specification documents, manuals, user guides, schematics, drawings, listings and standards relating thereto.

1.8    Deliverables means any and all items to be delivered by Allin to Costa under this Agreement, which includes, without limitation, the System, the Equipment, and all documents related thereto, manuals (including training manuals, tools and documentation), user guides, schematics, drawings, listings and standards relating to the System, or Allin’s delivery and/or installation thereof, that are provided to Costa by Allin or such other items that the parties agree Allin will deliver to Costa under this Agreement.

1.9    Equipment means collectively the hardware and equipment purchased by Costa from Allin in connection with the System pursuant to Section 7 herein.

1.10    Installation Schedule means Schedule 1.10 to this Agreement that sets forth the time line for the delivery and installation of the System and its components on the cruise vessels of Costa that are listed on the Installation Schedule. The Installation Schedule of this Agreement shall be consistent with the Installation Schedule contained in the Master Agreement as the latter relates to Costa vessels.

1.11    Master Agreement means the agreement between CC and Allin that sets forth the general agreement between CC and Allin for the delivery and installation of the System.

1.12    Payment Schedule means Schedule 1.12 to this Agreement that sets forth the System Price and the payment terms relating thereto. The Payment Schedule of this Agreement shall be consistent with the Payment Schedule contained in the Master Agreement as the latter relates to Costa vessels. To the extent that the parties hereto agree upon any Custom Programming the Payment Schedule shall be amended accordingly.

1.13    Software Development Agreement means the Software Development Agreement executed by Allin and CC pursuant to which CC is purchasing the Application Software from Allin.

1.14    Support Services means the support and maintenance services for the System that Allin will provide to Costa pursuant to Section 9.2 herein.

1.15    System has the meaning set forth on Exhibit A.

1.16    System Price means the price that Costa will pay for the delivery and installation of the System as set forth in the Payment Schedule for the cruise vessels listed on the Installation Schedule.

1.17    System Deficiency means any deficiency that (a) causes an abnormal termination of processing by the System or that results or is likely to result in data corruption or any other erroneous processing of a nature that has or that reasonably may be expected to have a material adverse effect on Costa’s normal business activities or business reputation (b) is attributable to a defect or deficiency in the Application Software, Custom Programming or other Deliverable, or (c) otherwise causes the System not to properly operate in conjunction with the Application Software, Custom Programming or other Deliverable.

2.     Software Development Agreement.  CC is purchasing the Application Software from Allin pursuant to the Software Development Agreement, under which Allin will design and develop the Application Software for the benefit of CC. The obligations of the parties under this Agreement are contingent upon acceptance of the Application by CC. Once the Application has been accepted by CC in accordance with the Software Development Agreement, the Application will be included as part of the System subject to this Agreement. Costa must obtain a license from CC to use the Application within the System pursuant to a separate license agreement.

3.	Installation Schedule and Change Request Process.

3.1    Installation Schedule.   The System and its components will be delivered and installed on the specific vessels of Costa pursuant to the Installation Schedule and as further described in Section 4 below. The Installation Schedule is subject to modification based upon Custom Programming which may be requested by Costa pursuant to the change request process described in Section 3.2 below and further subject to Costa’s obligation to ensure that Costa’s environment complies with the requirements set in Schedule 1.6.

3.2    Change Requests.  For any change Costa wishes to make to the Installation Schedule or for any desired Custom Programming, Costa shall notify Allin of the requested change specifying the change with sufficient details to enable Allin to evaluate it (“Change Request”). Change Requests shall be in writing either using the form attached hereto as Schedule 3.2 or otherwise providing substantially the same information. All Costa Change Requests shall be initiated by Giovanni Onorato or his designee and any responses thereto by Allin shall be directed to Mr. Onorato.

Any Change Requests that take less than [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours for Allin to evaluate will be assessed at no cost to Costa. If a Change Request will take longer than [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours for Allin to evaluate, Allin will submit to Costa for its prior written approval the costs associated with such evaluation. Allin will thereafter only proceed if Costa has approved such evaluation costs.

Allin shall accept any Change Requests unless Allin can show that the Change Request would be materially detrimental to the performance of the Application, materially contrary to the Solution Vision or have a material adverse effect on the Project Plan, or the Installation Schedule (as those terms not defined herein are defined in the Master Agreement). Notwithstanding the foregoing Allin shall have no obligation to proceed with any Change Request until the parties have mutually agreed upon (i) the cost and payment terms associated with such Change Request as well as, (ii) the impact that such Change Request has on the Project Plan, Application and/or Installation Schedule, except that Allin agrees that any cost proposals in connection with a Change Request will be reasonable and negotiated in good faith, and will be determined in a manner consistent with the System pricing. The provisions of this Agreement shall be deemed amended to incorporate any mutually agreed Change Requests.

4.	System Installation, Testing and Acceptance.

4.1    Installation.  In accordance with the dates set forth in the then current Installation Schedule, Allin shall (i) deliver and install the System in the Costa Environment, and (ii) deliver all Deliverables. In each case, Allin shall certify the completion thereof, in writing, to Costa. Subject to CC’s ownership rights in the Application Software, title to the System shall pass to Costa upon Costa’s payment of the applicable sum owed for installation on the applicable vessel as set forth in the Payment Schedule.

4.2    Acceptance Testing.  Costa shall have [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] business days following the delivery and installation of the System (the “Acceptance Period”) to test the System to ensure that it does not contain any System Deficiencies. The Delivery of the Costa Atlantica shall occur after the Costa Mediterannea per Schedule 1.10. The Acceptance of, and the Acceptance Date for, the System will occur upon the earlier of: (i) written notice from Costa to Allin stating that the System meets the Acceptance Criteria, or (ii) the expiration of the Acceptance Period without notice by Costa of nonacceptance. If the System is not accepted, Costa shall provide written notice to Allin no later than the last day of the Acceptance Period that describes in reasonable detail any System Deficiency. Acceptance by Costa shall not be unreasonably withheld.

4.3     Nonacceptance.  In the event that Costa does not accept the System in accordance with Section 4.2 above, Allin shall be given a mutually agreed upon reasonable period of time, which shall in no event exceed [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] days, to review and correct any System Deficiency. Allin will remedy any material failure of the System and correct any System Deficiency. In the event that Allin cannot remedy any material failure or correct any System Deficiency after [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] days, then Costa shall allow for one additional [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] day test period, so long as Allin provides Costa with a written plan that describes Allin’s plan to remedy the deficiencies in the upcoming [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]-day period and summarizes its efforts in the prior [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]-day period. If the System is still not acceptable because of a material failure or a System Deficiency after the second [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] day test period, then Costa have shall one of the following options:

(1)	Deem the System to work in substantial conformity with applicable documentation and accept the System as is; or

(2)
Allow for one additional test period, by furnishing Allin with a written list specifying the remaining deficiencies in the System. Allin shall provide Costa with another written plan describing Allin’s plan to remedy the deficiencies in the upcoming [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]-day period and summarizing its efforts in the prior [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]-day periods. Allin shall then have up to [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] days from the receipt of such notice to attempt to remedy such defects, which, if resolved, shall cause Costa to accept the System in writing; or

(3)	Costa may accept the System except for the non-conforming portions and receive a mutually-agreed price credit for the reasonable value of the non-conforming portion; or

(4)
If the System failure is considered “catastrophic”, such that the basic functionality of the System does not work, then Costa can terminate the Agreement and receive a refund of all sums paid to Allin, less a reasonable fee for time and materials.

If Costa terminates in accordance with (4) above, Costa shall, within 30 days of such termination, return the System and all Deliverables, and there shall be no further obligation or liability on the part of either party under this Agreement, except for obligations which have theretofore accrued and obligations which survive termination of this Agreement.

5.	System Price and Payment.

5.1    System Price.  In consideration of Allin’s delivery and installation of the System and subject to Section 5.4 below, Costa shall pay to Allin the System Price as set forth in, and in accordance with, the Payment Schedule.

5.2    Other Fees.  In addition to payment for the System in accordance with the Payment Schedule, Costa shall pay Allin for (i) any Custom Programming at the price mutually agreed upon for each Change Request, and/or (ii) any additional fees assessed by Allin in evaluating Change Requests in accordance with Section 3.2.

5.3    Taxes.  Costa shall pay any and all taxes arising out of or relating to the transactions contemplated in this Agreement, excluding all taxes (i) imposed on or measured by Allin’s net income, taxable income, capital gains; (ii) imposed for the privilege or on the exercise of Allin’s franchise for doing business; (iii) imposed or measured by Allin’s capital, net worth, loans or investments; or (iv) imposed or measured by Allin’s gross income or gross receipts.

5.4    Payments.  Allin will send Costa an invoice for each applicable vessel upon Allin’s completion of an appropriate milestone that triggers a payment owed under this Agreement in accordance with the

Payment Schedule. Each of the amounts payable by Costa to Allin under this Agreement shall be due thirty (30) days after receipt of invoice. Costa’s obligation to pay for any System is contingent upon the System’s acceptance by Costa in accordance with the terms of this Agreement. Costa will not be deemed in breach or default of this Agreement on amounts disputed in good faith by Costa if Costa provides Allin with a detailed written description of any disputed amounts in a timely manner.

5.5    Expenses.    Costa shall reimburse Allin for reasonable and documented out of pocket business expenses (travel, food, lodging, etc.) incurred by Allin personnel when they are working on the delivery and installation or for Allin personnel who are based outside of the South Florida area when attending meetings that are called at the request of Costa. Costa must approve in advance any Allin personnel who will provide services or attend any meeting. Allin will submit any proposed travel requests to Costa and Costa may at its discretion make travel arrangements on behalf of Allin (air, lodging and car rental) or at its discretion will provide reasonably suitable onboard accommodations on the applicable cruise vessel during installation of the System as required to install the System. Additional travel expenses will be presented to Costa with supporting documentation for reimbursement.

6.    Custom Programming.

        6.1    If Costa desires to obtain any Custom Programming for the System, Costa shall follow the Change Request Process set forth in Section 3.2 above.

        6.2    Notwithstanding the foregoing, any Custom Programming, including but not limited to, all object code and source code shall be deemed work for hire and shall belong exclusively to Costa in accordance with Section 10.

        6.3    Any Custom Programming will be subject to all of the terms and conditions of this Agreement, including, without limitation, the provisions of Acceptance Testing and Warranties.

7.    Equipment.

        7.1    Purchase of Equipment.    In connection with the System, Costa shall purchase from Allin the Equipment set forth in Schedule 7.1 (as such schedule may be modified from time to time by mutual written agreement of the parties). The purchase price of such Equipment is included within the System Price.

        7.2    Title.    Allin shall sell and pass title to the Equipment to Costa proportionately upon payment of the System Price from time to time pursuant to Section 10.1 herein. Allin shall deliver title to Equipment free and clear of all liens and encumbrances, excepting those of parties claiming through Costa.

        7.3    Shipping.    Costa shall pay for the transportation charges for the Equipment (including but not limited to freight, rigging, and transit insurance). Costa shall not be obliged to pay any additional amount to Allin or to any third parties for installation of the Equipment.

8.    Delivery and Site Responsibilities.    Costa shall be responsible for preparing and maintaining the location of the Costa Environment and ensuring the Costa Environment is ready for the System at the time of installation. Except as set forth in Section 7.1 above, any equipment, cable, software, devices or other items necessary for the installation and operation of the System in the Costa Environment shall be purchased and installed by Costa. Costa is solely responsible for its use of the System and for the accuracy and adequacy of information and data furnished for processing.

9.    Support Services and Warranties.

        9.1    Warranty of Performance.

                  (a)  Allin warrants for a period of ninety (90) days following date that Costa accepts the System in accordance with this Agreement (the “Warranty Period”), that the System and any Custom Programming when operated on properly functioning Equipment and in the Costa Environment shall perform substantially in accordance with applicable documentation and without any System Deficiencies. During the Warranty Period, Allin shall correct failures of the System to perform as specified above.

                    (b)  For all Equipment, Allin shall pass through to Costa all assignable warranties received from the Equipment manufacturers.

        9.2    Support Services.

                  (a)  During the Warranty Period, for support services which are not covered by the warranty of performance pursuant to in Section 9.1 above, Costa will pay Allin for any such support services on a time and materials basis.

                  (b)  Commencing on the first day following the expiration of the Warranty Period and continuing for a period of six (6) months (the “Initial Support Period”) Costa shall pay to Allin $[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] per month per cruise ship (the “Monthly Support Payment”). Payment by Costa of each Monthly Support Payment shall entitle Costa to [REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours of support services from Allin to be used by Costa as it deems appropriate for support of the System on its cruise lines. Subject to Costa’s payment of the monthly Support Payment and any additional amounts due under this Section 9.2(b), Allin will provide the level of support services set forth on Schedule 9.2(b). Costa agrees to pay to Allin on a time and materials basis at an hourly rate of $[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] for support services provided by Allin in excess of the aggregate number of monthly hours Costa is entitled to receive for its Monthly Support Payment(s). Allin will fix support rates for 2003 at $[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] per hour and rates for 2004 at $[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] per hour.

                  Prior to the expiration of the Initial Support Period, the parties agree to meet and discuss in good faith the then current levels and prices of Support Services to determine whether Costa desires that the level of Support Services be revised and the appropriate fee changes relating thereto, provided that the minimum fee for such Support Services shall be equal to the price (at Allin’s then-current rates) for 10 hours of support services per month per cruise vessel and Allin shall provide the level of support services as described in Schedule 9.2(b). Notwithstanding the foregoing, Costa shall have the right at the end of the Initial Support Period to terminate support services by providing Allin with thirty (30) days prior written notice.

        9.3    Further Warranties.

                  (a)  All services to be provided by Allin under this Agreement shall be performed in a competent and workmanlike manner by employees or contractors that have the proper skills, training and background to perform such services.

                  (b)  Allin will deliver all Deliverables to Costa free and clear of any liens, charges, encumbrances, and no other person or entity shall have any claim or ownership with respect to the Deliverables. Costa will be able to use the Deliverables without restriction, subject to Costa’s payment in full of all amounts payable by Costa to Allin for the Deliverables.

                  (c)  Allin warrants that is has not purposely placed, nor is it aware of, any disabling code in the System or Custom Programming which would, without Costa’s intervention, alter, destroy, adversely affect or inhibit the System or Custom Programming or Costa’s use thereof.

                  (d)  To the best of Allin’s knowledge, no existing or threatened proceedings against Allin will have a material adverse effect upon its ability to perform its obligations under this Agreement.

                  (e)  Allin warrants it is duly authorized by all requisite action to execute, deliver and perform its obligations under this Agreement.

    9.4    Warranties of Costa

(a)  Costa warrants that it will provide Allin with reasonable access to Costa’s employees, facilities and information as may be reasonably requested by Allin in connection with the performance of Allin’s services under this Agreement.

(b)  To the best of Costa’s knowledge no existing or threatened proceedings will have a material adverse effect upon its ability to perform its obligations under this Agreement.

(c)  Costa warrants it is duly authorized by all requisite action to execute, deliver and perform its obligations under this Agreement.

THE WARRANTIES IN THIS SECTION, ALONG WITH THE WARRANTIES SET FORTH IN THE SOFTWARE DEVELOPMENT AGREEMENT AND THE MASTER AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHETHER ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR PROFESSION OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ALLIN DOES NOT WARRANT THAT THE SYSTEM OR CUSTOM PROGRAMMING WILL BE ERROR FREE. Except for the warranties expressly set forth in this Section, Costa acknowledges and agrees that it has relied on no other representations or warranties and that no other representations or warranties have formed the basis of its bargain hereunder.

10.    Ownership Rights of Deliverables

10.1    Costa IP.    Except as specified in Section 10.2 below and subject to Costa’s payment of amounts due from Costa to Allin for the Deliverables, all Deliverables including, but not limited to, all object code and source code shall be deemed work for hire and shall belong exclusively to Costa; with vesting of Costa’s ownership occurring, from time to time, in proportion to the percentage of the System purchase price plus other payments due to Allin hereunder paid by Costa at any given time. Allin expressly, knowingly, voluntarily, absolutely, unconditionally and forever waives and relinquishes in its entirety all rights to claim authorship of the Deliverables, any portion thereof and/or any derivative works based on the Deliverables. Costa shall have the right to apply for and obtain patents, copyrights and other applicable formal means of recognition of exclusive rights to the Deliverables. Whenever requested so to do by Costa, and without further compensation or consideration, but at the expense of Costa, Allin shall promptly execute and assign any and all applications, assignments and other instruments which Costa shall reasonably deem necessary in order to apply for and obtain any such desired patents, copyrights or similar rights, or in order to assign and transfer to Costa or its nominee the applications for patents thereof. Notwithstanding anything to the contrary in this Agreement, Allin will not be precluded from using its pre-existing expertise and techniques or the Residual Information (as defined below) in the field of information technology consulting and integration for itself or for other customers. The term “Residual Information” shall mean information relating to ideas, concepts and techniques which are related to Allin’s business activities and which are retained in the memories of individual employees without the aid of any document or other recorded or stored information.

10.2    Non-Costa IP

(a)  Costa’s ownership of the Deliverables shall not include (i) the Application, as this will be owned by CC but licensed to Costa, (ii) any third party software or other technology which is owned by any third party including, but not limited to, software and/or technology owned by On-Command which may be incorporated into any Deliverable (“Third Party IP”) or (iii) any third party software or other technology which is developed by Allin outside the scope of the Project or relates to skills and knowledge of a general nature acquired by Allin in course of its performance of the services under this Agreement or any Residual Information (as defined above) (collectively, the “Allin IP”).

(b)  With respect to any Deliverables which incorporate either Third Party IP or Allin IP, Allin will grant or will cause to be granted to Costa a royalty-free, non-exclusive, perpetual license to use the Third Party IP and/or the Allin IP in connection with the Deliverables. While the foregoing Third Party IP is subject to such additional terms and conditions which may reasonably be required by the third party owning such

Third Party IP, in no event will Costa be responsible to pay any additional sums in connection therewith. Further, Allin shall inform Costa as soon as practicable of any third party requirements. Notwithstanding the foregoing, no right or license is granted or will be granted to Costa to use the Allin IP or the Third Party IP as a standalone product.

11.    Termination.

11.1    Without prejudice to any other remedy, either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party in the event that the other party shall have breached any of its material obligations under this Agreement and shall not have cured such default prior to the expiration of the thirty (30) day period.

11.2    Either party shall have the right to immediately terminate this Agreement by giving written notice to the other party in the event:

(i)  of the bankruptcy or assignment for the benefit of creditors of the other party; or

(ii)  that the other party ceases its on-going business operations; or,

(iii)  in the case of Costa, in the event of breach by Allin of this Agreement, the Software Development Agreement or the Master Agreement, and in the case of Allin in the event of breach by Costa or CC of this Agreement, the Software Development Agreement or the Master Agreement.

11.3    The parties’ may also terminate this Agreement at any time upon mutual written agreement of the parties.

11.4    The parties’ rights of termination under this Section are without prejudice to any other remedies available to either party.

12.  Non-Solicitation/Restriction on Hiring.    In recognizing the high cost of attracting, training, and retaining qualified technical personnel, each party agrees not to recruit for employment or hire any employee of the other party or any of its affiliates, or anyone who has been an employee of the other party or any of its affiliates during the term of this Agreement and for six (6) months following the termination of this Agreement, without, in each instance, receiving the prior written consent of the other party.

13.  Independent Contractor.    Allin shall operate as an independent contractor in the performance of this Agreement and not as an agent or employee of Costa. Each party shall ensure that neither it nor its agents or employees shall act or hold themselves out as agents or employees of the other party. Allin shall have complete control of its agents and employees engaged in the performance of services under this Agreement. As between Allin and Costa, each party will be responsible for the supervision, direction and control of its own personnel and the personnel of any subcontractors or other third parties engaged by that party in connection with this Agreement.

14.  Confidentiality.    Allin agrees that all information which relates in any way to Costa’s business or operations, whether tangible or intangible and in whatever form or medium, including, but not limited to, information relating to Costa’s current or contemplated operations; identity of suppliers of goods and/or services; trade secrets (including any improvements thereto), whether in development, prototype or finished form and whether patentable or not; computer programs and computer aided designs; vendor pricing to Costa; all financial, personnel, and other business data of Costa; and unpublished or published copyrighted materials, including any improvements, modifications, or additions to any of the above information, and other information identified as confidential by the Costa, are confidential information of Costa (“Costa Confidential Information”). Costa agrees that Allin’s proprietary software, tools and other methodologies, pricing information and any other information identified as confidential by Allin, are confidential information of Allin (“Allin Confidential Information”). Costa Confidential Information and Allin Confidential Information are collectively referred to as “Confidential Information.” Except as otherwise provided herein each party shall use Confidential Information of the other party which is disclosed to it only for purposes of this Agreement and shall not disclose such Confidential Information to any third party, without the other party’s written consent, other than to each other’s employees on a need-to-know basis. Each party agrees to take measures to protect the confidentiality of the other’s Confidential Information that, in the aggregate, are no less protective than those measures it uses to protect the confidentiality of its own Confidential Information, but at a minimum, each party shall take reasonable steps to advise their employees of the confidential nature of the Confidential Information and the prohibitions on copying or revealing such Confidential Information contained herein. Notwithstanding anything to the contrary contained in this Agreement, neither party shall be obligated to treat as confidential, or otherwise be subject to the restrictions on use, disclosure or treatment contained in this Agreement for, any information disclosed by the other party (the “Disclosing Party”) which: (i) is rightfully known to the recipient prior to its disclosure by the Disclosing Party; (ii) is generally known or easily ascertainable by non-parties of ordinary skill in computer or process design or programming or in the business of Costa; (iii) is released by the Disclosing Party to any other person, firm or entity (including governmental agencies or bureaus) without restriction; (iv) is independently developed by the recipient without any reliance on Confidential Information; or (v) is or later becomes publicly available without violation of this Agreement or may be lawfully obtained by a party form any nonparty. Costa and Allin agree that neither party may disclose the fact that the parties are engaged in the Project with the other party, the details related to the type and scope of the Project or the existence of this Agreement or the terms hereof without the prior written approval of the other party and the parties agree that the financial terms of this Agreement are to be treated as Confidential Information.

Notwithstanding anything to the contrary herein, either party or any affiliate or designated agent of such party may make any public disclosure which it believes in good faith to be required by law or by the terms of any listing arrangement with a securities exchange or securities trading system. No party may issue a press release regarding this Agreement or the association of the parties without the prior review by, and written approval of, the other party.

Each party acknowledges that a violation of the restrictions contained in this Section 14 will likely result in irreparable harm to the other party which cannot be adequately compensated by money damages. Accordingly, each party agrees that, in the event of an actual or threatened violation of this Section 14, the other party will be entitled to temporary and permanent injunctive relief without the necessity of posting a bond or other security. In any event, whether or not injunctive relief is sought or granted, the parties seeking relief may recover monetary damages and any and all other relief to which they may be entitled.

15.  Insurance.    Costa and Allin each shall, at all times maintain Comprehensive General Liability Insurance against any and all claims and losses arising out of their respective performance under this Agreement, with limits of not less than $3,000,000 in the aggregate and of not less than $1,000,000 per occurrence, and shall provide Workmens’ Compensation Insurance in accordance with all applicable laws and shall maintain employer’s liability insurance with limits of not less than $1,000,000 per occurrence, covering any occurrences not covered by Workmens’ Compensation Insurance.

16.  Limitation of Liability.    EXCEPT FOR (i) EACH PARTY’S RESPECTIVE EXPRESS INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, AND (ii) DAMAGES RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT:

(a)
NEITHER PARTY NOR THEIR AFFILIATES SHALL HAVE ANY LIABILITY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF ANY NATURE OR TYPE WHATSOEVER, OR FOR ANY MALFUNCTIONS, DELAYS, LOSS OF DATA, LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES,

(b)	NOR SHALL ALLIN OR ITS AFFILIATES, UNDER ANY CIRCUMSTANCES, BE LIABLE TO COSTA OR ITS AFFILIATES FOR ANY CLAIM BASED UPON ANY THIRD PARTY CLAIM, AND

(c)
THE COLLECTIVE AND ENTIRE LIABILITY OF EITHER PARTY AND ITS AFFILIATES FOR ANY REASONS AND UPON ANY CAUSE OF ACTION OR CLAIM IN CONTRACT, STATUTE, WARRANTY, TORT, NEGLIGENCE, MISREPRESENTATION, FAILURE TO

EXERCISE DUE CARE, STRICT LIABILITY, OR OTHERWISE SHALL BE LIMITED, TO SIX MILLION DOLLARS ($6,000,000).

NO CAUSE OF ACTION WHICH ACCRUED FOR MORE THAN TWO YEARS PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST EITHER PARTY OR ITS AFFILIATES.

THE PARTIES TO THIS AGREEMENT UNDERSTAND AND AGREE THAT THE LIMITATIONS AND EXCLUSIONS SET FORTH HEREIN REPRESENT THE PARTIES’ AGREEMENT AS TO THE ALLOCATION OF RISK LIMITATIONS AND EXCLUSIONS BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT. THE FEES PAYABLE TO ALLIN HEREUNDER REFLECT, AND ARE SET IN RELIANCE UPON, THE ALLOCATION OF RISK SET FORTH HEREIN AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT.

17.  General Indemnification.    Each party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other, its affiliates and its and their partners, principals, officers, directors, agents and employees (collectively, the “Indemnified Parties”), from and against any and all actions, damages, claims, liabilities, costs, expenses, or loses (including, without limitation, reasonable legal fees and expenses) brought against, incurred by, or paid by any of the Indemnified Parties, for bodily injury, death, or damage to tangible personal property at Costa’s facilities during the term of this Agreement (collectively, the “Injury Claims”) to the extent caused by the negligent acts or omissions or tortious misconduct of the Indemnifying Party or any of its employees or agents in the performance of this Agreement (but expressly excluding Injury Claims actually or alleged to have resulted from Costa’s use of or reliance upon any Application Deliverable(s) or other materials provided by Allin under this Agreement) or either party’s breach of any material obligation, representation, warranty, covenant or agreement under this Agreement.

18.  Intellectual Property Indemnification.    In addition to Allin’s general indemnification obligations set forth above, Allin shall defend Costa from and against any allegation that any Deliverable or part thereof infringes or misappropriates any copyright, patent, trade mark, trade secret or other intellectual property or proprietary right of an unaffiliated third party, and shall indemnify and hold harmless Costa from and against, and shall pay all losses, damages, liabilities, claims and actions and all related expenses (including, but not limited to, reasonable attorneys’ fees and expenses and the actual costs of litigation) incurred in connection therewith Allin’s actions under this Section shall constitute Costa’s exclusive remedy related to infringement.

19.  Indemnity Procedures.    The indemnities in the foregoing Sections are contingent upon: (i) the indemnified party promptly notifying the indemnifying party in writing of any claim which may give rise to a claim for indemnification hereunder, (ii) the indemnifying party being allowed to control the defense and settlement of such claim, and (iii) the indemnified party cooperating with all reasonable requests of the indemnifying party (at the indemnifying party’s expense) in defending or settling such claim. The indemnified party shall have the right, at its option and expense, to participate in the defense of any action, suit or proceeding relating to such a claim through a counsel of its own choosing.

20.  Dispute Resolution.    In the event that any dispute arises relating to this Agreement, the parties shall provide written notice to a senior executive of the other party describing the dispute. If within twenty (20) business days following receipt of such written notice the dispute cannot be resolved by the parties, then the parties hereto may seek any and all legal remedies to which they may be entitled, without any limitation.

21.  Notices.    Unless otherwise provided herein, any notice required to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one (1) business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the person and address set forth below or to such other person and/or address as any party may designate for itself by written notice to the other party in accordance with this Section:

If to Allin:	Allin Interactive Corporation 400 Greentree Commons 381 Mansfield Avenue Pittsburgh, PA 15220 Attn: Richard Talarico, Chief Executive Officer

with a copy to:	Bryan D. Rosenberger, Esquire Eckert Seamans Cherin & Mellott, LLC USX Tower 600 Grant Street, 44th Floor Pittsburgh, PA 15219

If to Costa:	Costa Crociere S.p.A. Via XII Ottobre, 2 16121 Genoa, Italy Attention: Margherita Tonan

With a copy to:	Costa Legal Department Via XII Ottobre, 2 16121 Genoa, Italy Attention: Paolo Cavanna

22.  Force Majeure.    Neither party shall be liable for any failure or delay in performing its obligations under this Agreement or for any loss or damage resulting therefrom, due to causes beyond its reasonable control, including, but not limited to, acts of God, public enemy or government, riots, fires, natural catastrophes, strikes or epidemics (collectively, “Force Majeure”). In the event of such failure or delay, the date of delivery or performance shall be extended for a period not to exceed the time lost by reason of the failure or delay; provided that either party may terminate this Agreement if the period of failure or delay exceeds thirty (30) days. Each party shall notify the other promptly of any failure or delay and the effect on its performance. Nothing in this Section shall be interpreted as implying any increased obligation or liability on the part of either party.

23.  Governing Law/Jurisdiction.    This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Pennsylvania. Any litigation shall be filed and pursued in either state or federal court in Allegheny County, Pennsylvania.

24.  Severability.    If any provision of this Agreement is found by a court of competent jurisdiction to be illegal or otherwise unenforceable, that finding shall not invalidate this whole Agreement and the remaining provisions shall remain in full force and effect.

25.  Survival.    The obligations and rights of the parties under Sections 10,11, 12, 14, 16, 17, 18, 19, 20, 24 and this Section 25 shall survive the expiration or early termination of this Agreement.

26.  Binding Effect; Assignment    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective representatives, successors, and permitted assigns, in accordance with the terms hereof. Neither party may assign this Agreement without the prior written consent of the other party except that either party may, at their sole expense, assign its rights under this Agreement to a wholly-owned subsidiary or the parent corporation of the assigning party, provided, however, that no assignment shall in any way affect a party’s obligations or liabilities under this Agreement.

27.  Modification    Any amendment, change or modification to this Agreement shall be void unless in writing and signed by all parties hereto.

28.  Non-Waivers    No failure or delay by a party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

29.  Counterparts; Facsimile Transmission    This Agreement and all amendments hereto may be executed in several counterparts and each counterpart shall constitute a duplicate original of the same instrument. Signatures sent to the other party by facsimile transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.

30.  Entire Agreement    This Agreement (including any Exhibits) constitutes the entire understanding of the parties with respect to its subject matter and supersedes any and all prior oral or written agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date above written.

Allin Interactive Corporation

By:	/S/ RICHARD W. TALARICO
Name:	Richard W. Talarico
Title:	Chairman and CEO

Costa Crociere S.p.A.

By:	/S/ P. L. FOSCHI
Name:	P. L. Foschi
Title:	Chairman and CEO

ATTACHMENTS

Exhibit A	—	System Description

Schedules:

Schedule 1.6	—	Costa Environment

Schedule 1.10	—	Installation Schedule

Schedule 1.12	—	Payment Schedule

Schedule 3.2	—	Change Request Form

Schedule 7.1	—	Equipment to be Purchased from Allin

Schedule 9.2(b)	—	Support Services

EXHIBIT A

System Description:

The System is an in cabin interactive television system that allows users to do things such as purchase movies, buy shore excursions, order room service and many more services depending on the functionality desired (in this case as outlined in the Solution Vision). The System is currently based on hardware utilizing the On Command Roommate system architecture. The System utilizes an existing RF cable plant that is outfitted to support a passive return path to communicate the keystrokes from the end user (the television located in a cabin) to the head end. These keystrokes are picked up by the IR receiver of smart set televisions and passed to our TVCommander II or IRU2 control box (the TVCommander II plugged into the smart port of the television) and communicates back to the head end. The system passes key strokes from the ITV remote control (standard with the system) or ITV wireless keyboard (an optional piece of equipment used for internet browsing and e-mail applications).

Inside the head end, several independent rack systems support the various RF trunks feeding the RF distribution plant. Each rack system can support 2 or more RF trunks assuming no trunk or combination of trunks exceeds 230 ITV end users per trunk or combined trunk. The rack system is made up of a series of client PC’s which deliver the interactive applications. The video and audio output of each client is modulated to an NTSC or PAL channel to allow broadcast over the RF network. Each rack system also contains a server that acts as the host/proxy server containing the database allowing all the hardware to interact and process the commands issued from the web applications viewed by the end user. The rack system also has decoders for delivering movie content from a digital format.

SCHEDULE 1.6

Costa ENVIRONMENT

All televisions that will be used for the Systems for Costa Fortuna and Costa Magica will be NTSC smart set televisions. The televisions for the Systems for Costa Atlantica and Costa Mediterannea will be PAL non-smart sets.

Allin will not be responsible for blocking channels from televisions on the MATV network that are not a part of the System.

Allin must have the use of 40 contiguous channels above channel 30.

All channels will be modulated NTSC for Costa Fortuna and Costa Magica and PAL for Costa Atlantica and Costa Mediterannea.

No more than 230 rooms will exist on any single RF trunk going to the headend.

For the Costa Fortuna and Costa Magica, all rooms will have an available 110 Volt AC outlet within several feet of the television for the ITV box. For the Costa Atlantica and Costa Mediterranea, all rooms will have an available 220 Volt AC outlet within several feet of the television for the ITV box.

Passive loss between every room and the HE must be no greater than 60dBmV.

All amplifiers in the system must be outfitted with passive return modules.

Average room to client ratio will be 38 to 1.

Adequate electrical power in the Head End. Adequate electrical requirements in the headend room is defined as 2 – 20amp 110Vac or 1 – 20 amp 220Vac dedicated electrical circuit of conditioned and UPS protected power to be supplied per rack installed as part of the system. Costa must specify if the head end will be 110Vac or 220Vac no later than 120 days prior to the commencement of the installation.

Adequate air conditioning. Adequate air conditioning requirements in the headend room is defined as keeping the room in which the ITV equipment is housed between 65 to 68 degrees Fahrenheit 24 hours a day assuming each rack creates 10,000 BTUs of heat.

Adequate space. Adequate space in the headend room is defined as each rack having at minimum a rectangle of open floor space of 90 inches by 100 inches with a minimum ceiling height of 90 inches (ceiling being defined by the lowest hanging objects from the ceiling).

Adequate provisions for cable runs. Adequate provisions for cable runs is defined as cable trays or conduit running between each of the racks and the head end RF combiner in which the cable trays or conduit are free from other wiring and the cable run is no longer than 30 feet.

Adequate RF network. Adequate RF network is defined as the RF cable plant being wired such that all passive devices pass at minimum 5 to 750MHz and all active devices (specifically amplifiers) be fitted with passive return modules allowing 5 to 40 MHz to pass on the return path. No more than 230 rooms will be placed on any one physical RF trunk. The total passive loss across the RF cable plant from any given location to the head end shall not exceed 60dBmV.

SCHEDULE 1.10

INSTALLATION SCHEDULE

Several assumptions are being made with this schedule. They are the following:

•	All shipboard responsibilities will be taken care of prior to the arrival of the Allin team (RF plant, Air Conditioning, power, space, etc.).

The Schedule:

Installation Schedule
Installation	Ship	Company	Date Installed	Date Operational	Vessel Deployment	Comments
1	Atlantica	Costa	Q1 2003	Q2 2003*	in service
2	Mediterannea	Costa	Q2 2003	May 2003	newbuild
3	Fortuna	Costa	Q4 2003	Nov. 2003	newbuild
4	Magica	Costa	Q4 2004	Nov. 2004	newbuild

*
Although hardware will be installed early in 2003 onboard Costa Atlantica, the system will not be turn on for operations until after the completion of the install on Costa Mediterannea. The Acceptance Period for Costa Atlantica will not begin until the system has been turned on for operations.

Allin shall provide two weeks of training across the “first revenue” cruise. The “first revenue” cruise is the first time the System is actually billing guests for the purchase of movies, shore tours, etc. Allin shall cause one of its Senior Head End Installations Technicians to be onboard each vessel during the week prior to the “first revenue” cruise for the purpose of training Costa’s personnel responsible for operating the System. Allin shall turn over the operation of the System to Costa’s personnel during the “first revenue” cruise and Allin’s technician shall remain onboard the vessel during the “first revenue” cruise to provide support to Costa’s personnel. Allin shall permit Costa’s personnel to participate in the installation of the System.

SCHEDULE 1.12

PURCHASE PRICE AND PAYMENT SCHEDULE

A.    Purchase Price

NAME	LINE	CLASS	CABINS	PRICE

Costa Atlantica	Costa	Spirit	1064	$[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]

Costa Mediterannea	Costa	Spirit	1064	$[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]

Costa Fortuna	Costa	Destiny	1,379	$[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]

Costa Magica	Costa	Destiny	1,379	$[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]

•	The Contract Price is based on the following assumptions:

NTSC Smart Set televisions will be installed on Costa Fortuna and Costa Magica, and on Costa Atlantica and Costa Mediterannea PAL non-smart sets will be in all cabins

One rack system with 32 clients and 16 video streams will be installed on each ship

The Systems are video server (Gen2) based

Price does not include the shipping of any equipment, and all shipping costs will be the responsibility of Costa

Price does not include travel and living expenses for the install team, and all reasonable expenses will be the responsibility of Costa

Price does not include interface work or application customization

•	To the extent the foregoing assumptions are incorrect, the purchase price may vary.

B.    Payment Schedule Costa Fortuna and Costa Magica:

Due upon signing of this agreement:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due 120 days prior to commencement of installation:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due upon notification of shipment of equipment to Costa:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due upon Completion of Installation:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due upon Acceptance:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Payment Schedule Costa Atlantica and Costa Mediterannea:

Due upon signing of this agreement:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due the earlier of 120 days prior to commencement of installation or 12/31/2002:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due upon notification of shipment of equipment to Costa:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due upon Completion of Installation:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

Due upon Acceptance:

[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]% of the Purchase Price listed above for the respective ship

SCHEDULE 7.1

EQUIPMENT TO BE PURCHASED FROM ALLIN

Equipment Description:

Head End:

1	19" racks

1	Rack Power Supplies (AC, conditioner, DC)

1	Host/Proxy server

1	HP Surestore DAT40 DDS4 Drive with Veritas Backup Exec

32	Client PC’s

16	Video Decoder Channels

1	RF router/diplexer

1	Network switch

RF equipment required to connect to appropriately prepared shipboard RF headend.

In-Room:

Based on an assumption of 1 smart television per cabin, Allin will supply the following equipment.

1	TVCommander II (smart port) for Costa Fortuna and Costa Magica

1	IRU2 for Costa Atlantica and Costa Mediterannea

1	ITV remote control (no logo)

1	18" RF Lead

1	Smart port com cable for Costa Fortuna and Costa Magica

Any changes to this system that a cruise line desires will be handled through the Change Order Process.

SCHEDULE 9.2(b)

Support Service Level

A.    Tracking of Support Issues

Support issues will be tracked in Costa’s problem management system. Remote access to Costa’s problem management system will be granted to Allin. Costa will provide the necessary software licenses and procedures for Allin to access and use Costa’s problem management software as contemplated herein. Notwithstanding that Allin will be granted access to Costa’s problem management system, Costa will be solely responsible for notifying Allin of support issues and any change with respect to any support issue.

B.    Priority Levels

Each support issue will be assigned a priority code based on the nature of the failure. Refer to Table 1. For purposes of this Schedule 9.2(b), a failure is a system condition or event that leaves the system in a state where it is performing a level lower than the performance level at the time of system acceptance. Performance is defined primarily by stability, responsiveness, and usability.

Prioritization is driven by the nature of the incident as it relates to stability, responsiveness, and usability. For the purposes of this Schedule 9.2(b), these key terms are defined as follows:

Stability – the availability of the system and all of its functions
Responsiveness – the timeliness with which the system responds to user requests
Usability – the degree to which the system is easy for the user to navigate and interact with the system

C.    Response Time Expectation

Given the 24x7 operation of the system and the ship, target resolution times are expressed in clock hours (not business hours). The Target Resolution Timeframe is based upon the start time which is the time Allin is notified by Costa of the support issue.

The expectation target (e.g. 90%) is calculated by determining the percentage of incidents that are resolved within the target resolution time for a given priority code. The 90% threshold is designed to drive superior performance while allowing for the occasion where, despite the best efforts of all parties, a given incident might not be resolved within the specified time due to complexity or other external factors that are outside the control of the support organization.

Monthly reports will be generated from the Costa problem management system detailing performance. If service levels targets are not achieved for any given month, representatives from Allin and Costa will meet to review the data, address root cause, and put a plan in place to improve service levels moving forward.

Priority Code	Description/Criteria	Target Resolution Timeframe	Expectation

P1	• Head end issue affecting system stability or responsiveness (except for failure of RF components), or; • Issue affecting stability of an entire deck or equivalent number of cabins.	[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours	90%

P2	• Stability issue affecting 25 or more cabins, or; • Responsiveness issue affecting an entire deck (or equivalent number of cabins).	[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours	90%

P3	• Usability issue impacting all users of a given module(s), or; • Stability or responsiveness issue affecting less than 24 cabins.	[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] hours	90%

P4	• System operation not impacted, or;

	• Information requests, or; • User questions / “how-to”.	[REDACTED – CONFIDENTIAL TREATMENT REQUESTED] days	90%

P5	• Non break/fix requests, enhancements	[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]	Not applicable

The resolution timeframe assumes:

1.    Allin will have full remote control capabilities to all System servers;

2.    Allin will have dedicated email access for ship personnel responsible for the System;

3.    Allin will have phone access to ship personal via Costa’s data center or another designated support department which is available 24 hours, 7 days per week; and

4.    Support levels and resolution time frames will not apply to hardware problems

In addition, the support levels described herein do not apply to:

1.    RF components of the Head End; or

2.    Support issues related to changes made to the System by anyone other than Allin.

D.    Additional Support

Costa may also encounter system performance characteristics that require modification, despite the fact that the system is performing as designed and accepted. Those issues are not subject to SLA and will be subject to the change order process. For example if, subsequent to acceptance, a navigational feature proves to be confusing to the users, the remediation of that feature is not subject to SLA.

The foregoing support terms are intended to convey the spirit of the support agreement, and do not address the detailed process steps and responsibilities associated with the delivery of support. The parties agree to define and document the support process within 90 days of the Effective Date.

[LOGO]

Schedule 1.7—Custom Programming Functional Requirements
Division :	IT		Product:

Title :	AITV – COSTA Functional Requirements and SAPI Interface

Document ID :	IT-SHA-ITV-DG-0013-R04.DOC

APPROVE DATE :

Lista di distribuzione:
M. Tonan A. Ghione

Release	Date	Notes

01 02 03 04	31/05/2002 11/06/2002 30/08/2002 16/10/2002	Initial version Modified after meeting held in Carnival on June 4th 2002 Minor changes – version sent to Allin Specified Allin and Costa activities

Author		Delivery Date

Elisabetta Moroni		October 16-2002

AITV – Functional Requirements and SAPI Interface	2/8

1		Introduction			3

2		Language			3
	2.1		Language selection	3
	2.2		Error messages	3
	2.3		Main menu	4

3		Folio review			4
	3.1		Record format	4
	3.2		Additional information	4
	3.3		Guest’s folio	5

4		Pay-per-view movies			5
	4.1		Record format	5
	4.2		Price list	5
	4.3		Voucher	5

5		Shore excursions			6
	5.1		Record format	6
	5.2		Sold out	6
	5.3		Shore excursions update	6
		5.3.1	Table tour/excursions	6
		5.3.2	Excursions description and video	6
		5.3.3	Data upload	7

6		Generic issues			7
	6.1		Currency change	7
	6.2		Ship time	7
	6.3		Discounts and service surcharges	8

Costa Crociere S.p.A.

AITV – Functional Requirements and SAPI Interface	3/8

1    Introduction

This document has the purpose of validate the document Carnival AITV Middle Layer Functional Analysis referred as Document B against the Costa requirements.
The document B doesn’t contain the modifications requested by Costa during Genoa meeting dated May 6th 2002.
This document will then complete document B with Costa requirements.

The document is divided in sections related to the different options included in the Phase 1 of the Carnival AITV project.

2    Language

2.1    Language selection

The language selection is managed inside AITV. In document B no language information is passed from AITV to SA&PI or from SA&PI to AITV.

2.1.1    Costa Requirement

Following the Costa requirements AITV will receive and use the passenger’s language from SA&PI within the passenger record. It means that the first screen of AITV will be already in the passenger language. In case the passenger language is not available AITV will use English as default.
The passenger will have the possibility of changing the language in case the one loaded in SA&PI is wrong.
It means that Allin will have to:
•	Modify the interface in order to receive the passenger language
•	Modify the logic of the system in order to manage correctly the connection screen together with all the screens of the system

2.2    Error messages

The error messages passed from SA&PI to AITV will be in the language of the passenger. In case the language of the passenger is not available the message will be in English. In case the passenger selected another

Costa Crociere S.p.A.

AITV – Functional Requirements and SAPI Interface	4/8

language inside AITV, SA&PI will still use the passenger language or English. The system doesn’t preview error messages passed from AITV to SA&PI.
No modifications preview for Allin.

2.3    Main menu

The main menu proposed by AITV to the passenger should be in the passenger’s language following the rules stated in chapter 2.1. The exact format of the menu will be decided during the analysis phase of the project.

3    Folio review

3.1	Record format

In document B the returned information are:

Transaction Date/Time, Folio Nr., Transaction Nr., Item description, Amount.
The fields contained in the record are not controlled by AITV that will display exactly what is contained in the record. It means that each record corresponds to one line on the TV screen.

Will be up to SA&PI to format the records in the way Costa is used to show the account to the passenger.

No modifications preview for Allin

3.2	Additional information

SA&PI includes in the folio layout also following information:

Service (Bar, Shop, Photo, etc.), Discounts, Service Surcharge, On-board credits, Deposits.

Even if all these information are not included in the record format, AITV will be able to display them because it sends on the screen what is sent by SA&PI without any control. SA&PI will have to send to AITV one record per line to be displayed.

No modifications preview for Allin.

Costa Crociere S.p.A.

AITV – Functional Requirements and SAPI Interface	5/8

3.3	Guest’s folio

The document explains that if a child asks for his/her folio also the parents folio must be displayed. This should not be the case of Costa. Only the Folio Holder can view the transactions of his/her guests, but a guest must view only his/her own transactions.

The control on the display of the guest folio is left to SA&PI. For any request AITV is sending to SA&PI the cabin number and the passenger name requesting the folio display. Is up to SA&PI to decide to send the folio information or an error message.

No modifications preview for Allin.

4    Pay-per-view movies

The selection of the pay-per-view movies should be in the passenger’s language. That is to say that Italian passengers will be able to chose between the lists of the movies in Italian.

Anyway should be supported the possibility of changing the movie language selection in order to allow choosing a movie in another language.

4.1	Record format

The record format includes all the information needed.

4.2	Price list

The price list is managed by AITV. This could generate some problems if the guest decides to void his sale, because in this case SAPI needs the price list in order to be able to enter the void transaction.

The solution decided by Costs consists in creating in SA&PI a generic price list (open price) for the pay per view movies. In this case the operator will have to enter manually the amount to be voided on a regular POS or using the appropriate SA&PI transaction.

No modifications preview for Allin.

4.3	Voucher

No voucher will be printed for pay-per-view sales by AITV.
No modifications preview for Allin.

Costa Crociere S.p.A.

AITV – Functional Requirements and SAPI Interface	6/8
5    Shore excursions

5.1	Record format

As in the generic record format there are no fields available to distinguish tickets for adults and for children, the solution is to use an hard coded item code (xxxA or xxxC) that SA&PI will encode.
It means that SA&PI will have to manage an AITV shore excursion code into its tables and convert the item code for sending / receiving data from / to AITV.

This will cause problems in SA&PI for Costa Atlantica (still using the non touch screen POS) for voiding AITV transactions because an alphanumeric code cannot be used on the POS. It means they will have to enter the void transaction from a SA&PI session.
No modifications preview for Allin.

5.2	Sold out

Costa will manage the sold out information sending to AITV the appropriate error message described in document B.

5.3	Shore excursions update

5.3.1 Table	tour/excursions

Table TOUR contains following information:

Tour key, Port key, Short name, Long name, Adult price, Child price, Tour description, Duration key, exertion key, video filename.

Table EXCURSION contains following information:

Excursion key, Tour key, Status, Start date/time, Stop sale date/time, Adult item key, Children item key

The relationship between Tour and Excursion tables is one to many because one tour can contain multiple excursions leaving at different date and time. The video is supposed to be per tour.

No modifications preview for Allin.

Costa Crociere S.p.A.

AITV – Functional Requirements and SAPI Interface	7/8

5.3.2    Excursions description and video

In the record format described in document B the excursion description and the video to be used are information transferred from SA&PI to AITV. This means that the management of descriptions and video association has to be managed in SA&PI.

The language of the description and of the video will be managed by SA&PI and will be the passenger’s language or English.
No modifications preview for Allin.

5.3.3    Data upload

In the documentation looks that the Upload function will be activated only by an AITV request and that SA&PI can only send update record when needed.

This functionality is not yet implemented and the current documentation will be changed. In any case SA&PI will be able to initiate the transaction.

To be clarified by Allin

6    Generic issues

6.1	Currency change

The SA&PI system manages two different currencies, USD and EURO. Therefore the currency code must always been displayed on AITV associated with the generic item price.

Even if the upload of the price list is driven by SA&PI in order to update the currency code it is necessary to add a new message to the existing interface. Currently it is available only the possibilities of updating manually the currency code in AITV. Basically AITV doesn’t manage any currency but is displaying the amount contained in the price list with a standard currency symbol loaded into the system.

It means that Allin will have to:

•	Modify the interface in order to receive and manage the new message

6.2	Ship time

Costa Crociere S.p.A.
•

AITV – Functional Requirements and SAPI Interface	8/8

It is a basic requirement that AITV can manage timetable changes accordingly with the ship itineraries.

Currently AITV doesn’t manage any time change and all the application is using the system time that is different from Costa standards.

It is needed to create a new message so that SA&PI will send the time change as it does for all the POS.

It means that Allin will have to:

•	Modify the interface in order to receive and manage the new message. On receipt of the message Allin will have to change the system date of the server and of the clients.

6.3	Discounts and service surcharges

Those information are not part of the data transferred between SA&PI and AITV. The current version of AITV system doesn’t have the capability of managing discounts or surcharges.

Allin is obviously available to develop discount and surcharges management into AITV but it will be a long development for Costa only.

Costa decided to show through AITV the price from the regular price list and send back in the confirmation message from SA&PI the final price including discounts and surcharges. This solution implies to add a description field to the Purchase Response (success) containing the detailed amount.

It means that Allin will have to:

•
Modify the interface in order to receive and manage the new field in the Response (success) message. On receipt of the message AITV will have to show the new amount to the passenger. This is valid for all products sold through AITV (at the moment shore excursion and pay-per-view movies)

Costa Crociere S.p.A.